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                                                                   EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                              1995         1996         1997
Basic:
     Average shares outstanding            7,674,189    7,993,947    8,162,510
     Net income                           $2,065,000   $  771,000   $2,665,000
     Per share amount                          $0.27        $0.10        $0.33

Dilutive:
     Average shares outstanding            7,674,169    7,993,947    8,162,510
     Net effect of dilutive stock
        options --
        based on the treasure stock method
        using period-end market price, if
        higher than average market price     496,080      627,115    2,276,642

Adjustment to  give effect to shares
        optioned to key employees within
        12 months of the beginning of each
        period presented based on treasury
        stock method using estimated
        market price upon offering           467,760

Assumed conversion of Class A convertible
        Preferred Stock                      364,000    1,092,000      965,707
Total                                      9,002,029    9,713,062   11,404,859
Net income                                $2,088,000     $890,000   $2,768,000
Per share amount                               $0.23        $0.09        $0.24